Exhibit 5.1

John Hancock Tower, 20th Floor 200 Clarendon Street Boston, Massachusetts 02116 Tel: +1.617.948.6000 Fax: +1.617.948.6001 www.lw.com

August 7, 2014 T2 Biosystems, Inc. 101 Hartwell Lane Lexington, Massachusetts 02421

FIRM / AFFILIATE OFFICES

Abu Dhabi    Milan

Barcelona     Moscow

Beijing           Munich

Boston           New Jersey

Brussels         New York

Chicago         Orange County

Doha              Paris

Dubai             Riyadh

Düsseldorf     Rome

Frankfurt       San Diego

Hamburg       San Francisco

Hong Kong   Shanghai

Houston        Silicon Valley

London          Singapore

Los Angeles  Tokyo

Madrid           Washington, D.C.

Re:          Registration Statement on Form S-8; 5,778,601 shares of T2 Biosystems, Inc. Common Stock, $0.001 par value per share

Ladies and Gentlemen:

We have acted as special counsel to T2 Biosystems, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance by the Company of up to 5,778,601 shares of common stock of the Company, $0.001 par value per share (the “Shares”), issuable under the T2 Biosystems, Inc. Amended and Restated 2006 Employee, Director and Consultant Stock Plan, as amended (the “2006 Plan”), the T2 Biosystems, Inc. 2014 Incentive Award Plan (the “2014 Plan”) and the T2 Biosystems, Inc. 2014 Employee Stock Purchase Plan (the “2014 ESPP” and together with the 2006 Plan, the “Plans”).  The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 7, 2014 (the “Registration Statement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company for legal consideration in excess of par value in the circumstances contemplated by the Plans, assuming in each case that the individual grants or awards under the Plans are duly authorized by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of law and the Plans (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.  In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP